Exhibit 10.20
PROG HOLDINGS, INC.
AMENDED AND RESTATED 2015 EQUITY AND INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT
PROG HOLDINGS, INC. (the “Company”) has awarded the individual identified below (“Grantee”) the number of Performance Shares listed below pursuant and subject to the terms and conditions of the Company’s Amended and Restated 2015 Equity and Incentive Plan, as may be further amended and restated (the “Plan”) and this Performance Share Award Agreement (this “Agreement”).
Grantee:    [Name]
Target Number of Performance Shares:    [Number]
Grant Date:    [Date]
Performance Period:        January 1, 2025 – December 31, 2027
Vesting Schedule: Subject to Section 2 below, 0% to 200% of the Target Number of Performance Shares will vest following the end of the Performance Period based on the achievement of the Performance Measure (as defined and set forth in Exhibit A, which is incorporated by reference into this Agreement) as of the end of the Performance Period.
1.Award
a.In consideration of Grantee’s past and/or continued employment with the Company (or any Subsidiary) and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Grant Date, the Company grants to Grantee the Target Number of Performance Shares set forth above. To the extent vested, each Performance Share represents the right to receive one share of Common Stock (a “Share”), subject to the terms and conditions in this Agreement and the Plan. Unless and until the Performance Shares become vested as set forth in this Agreement, Grantee will have no right to receive any Shares or other payments in respect of the Performance Shares. Prior to the settlement of each Performance Share, each Performance Share represents an unsecured obligation of the Company, payable only from the general assets of the Company.
b.This Agreement will be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated by reference into this Agreement). Capitalized terms used in this Agreement but not otherwise defined herein will have the meanings ascribed to such terms in the Plan. Except as set forth in Exhibit A, in the event of any conflict between this Agreement and the Plan, the Plan will control.
c.This Agreement is conditioned on Grantee’s execution, and delivery to the Company, of this Agreement within 60 days following the Grant Date, including through an online or electronic acceptance method approved by the Company. Notwithstanding anything in this Agreement to the contrary, if Grantee fails to execute and deliver this Agreement to the Company within 60 days following the Grant Date, then this Agreement will terminate automatically without any further action by the Company, and this Agreement will be null and void.

2.Vesting of Performance Shares
a.General. Provided that Grantee remains continuously employed by the Company (or any Subsidiary) through the last day of the Performance Period (the “Vesting Date”), the Performance Shares will vest to the extent the Performance Measure has been achieved as of the Vesting Date. As further provided in Exhibit A, the Committee will certify the extent to which the Performance Measure has been achieved within 75 days following the end of the Performance Period (the date on which certification occurs, the “Certification Date”). As further set forth in Section 3 below, any vested Performance Shares will be settled in Shares within 30 days following the Certification Date. Except as set forth in this Section 2, any Performance Shares for which the Performance Measure has not been achieved as of the Vesting Date shall be automatically forfeited, terminated and cancelled effective as of the Certification Date, without the payment of any consideration by the Company, and Grantee, or Grantee’s legal representative, as the case may be, shall have no further rights with respect to such forfeited Performance Shares under this Agreement.
b.Vesting Acceleration Upon Termination Due to Death, Disability or Retirement. Notwithstanding Section 2(a) above, if prior to the Vesting Date, (i) Grantee dies while actively employed by the Company (or any Subsidiary) or (ii) Grantee’s employment terminates by reason of Grantee’s Disability, the Performance Shares will become fully vested and non-forfeitable as of the date of Grantee’s death or Disability in an amount equal to the Target Number of Performance Shares listed above and settled within 30 days following such date in accordance with Section 3; provided, however, that if Grantee’s termination due to Grantee’s death or Disability occurs after the Vesting Date, the Performance Shares will become fully vested and non-forfeitable in an amount equal to the number of Performance Shares actually earned, as determined by the Committee on the Certification Date. If Grantee’s employment terminates by reason of Grantee’s Retirement, the Performance Shares will become vested and non-forfeitable in an amount equal to the number of Performance Shares actually earned, as determined by the Committee on the Certification Date multiplied by a fraction, the numerator of which is the number of days Grantee was employed by the Company (or any Subsidiary) during the Performance Period and the denominator of which is 1,095. Any Performance Shares that become vested and non-forfeitable under the previous sentence will be settled within 30 days following the Certification Date in accordance with Section 3. For purposes of this Agreement, “Retirement” means that Grantee voluntarily terminates employment with the Company (or any Subsidiary) on or after all of the following have occurred: (A) Grantee provides no less than six months’ advance written notice to the Company of Grantee’s decision to retire; (B) the one-year anniversary of the Grant Date; and (C) the earlier of the date that Grantee: (1) attains age 55 with at least 10 years of consecutive service with the Company (or any Subsidiary) or (2) attains age 60 with at least 5 years of consecutive service with the Company (or any Subsidiary).
c.Termination of Service for Any Other Reason. Except as provided in Section 2(b) above, or except as otherwise provided in a duly approved severance agreement with Grantee, if Grantee terminates Grantee’s employment prior to the Vesting Date or if the Company (or any Subsidiary) terminates Grantee’s employment prior to the Vesting Date, Grantee expressly acknowledges that the Performance Shares will be immediately forfeited, terminated and cancelled effective as of the last day of Grantee’s employment with the Company (or any Subsidiary), without the payment of any consideration by the Company, and Grantee, or Grantee’s legal representative, as the case may be, shall have no further rights with respect to such forfeited Performance Shares under this Agreement. In addition, if the Company (or any Subsidiary) terminates Grantee’s employment for Cause following the Vesting Date and prior to the delivery of Shares as set forth in Section 3 below, the Performance Shares, whether or not vested, will be immediately forfeited, terminated and cancelled effective as of the last day of Grantee’s employment with the Company (or any Subsidiary), without the payment of any consideration by the Company, and Grantee, or Grantee’s legal representative, as the case may be, shall have no further rights with respect to such forfeited Performance Shares under this Agreement.
d.Vesting Acceleration In Connection With a Change in Control. Notwithstanding any other provisions of this Agreement, and except as otherwise provided in a duly approved severance agreement with Grantee, in the event of a Change in Control prior to the Vesting Date, the Performance Measure will be deemed achieved with respect to the Target Number of Performance Shares as of the date of the Change in Control and to the extent the Performance Shares are assumed, continued or replaced with a Replacement Award as set forth in Article 12 of the Plan, the Target Number of Performance Shares (or the equivalent Replacement Award) will remain eligible to become vested and non-forfeitable on the Vesting Date, if Grantee remains continuously employed by the Company (or any Subsidiary) through the Vesting Date in accordance with Section 2(a), (b), and (c); provided, however, that if Grantee’s employment is terminated by the Company (or any Subsidiary) without Cause or by the Grantee for Good reason, in each case, within the 24-month period following the date of the Change in Control, the Target Number of Performance Shares (or the equivalent Replacement Award) will become vested and non-forfeitable on Grantee’s termination date and settled within 30 days following such date in accordance with Section 3 (or paid out in accordance with the terms of the Replacement Award). If the Change in Control occurs after the end of the Performance Period, a number of Performance Shares will become fully vested in an amount equal to the number of Performance Shares actually earned, as determined by the Committee on the Certification Date, which will occur prior to the date of the Change in Control. For purposes of this Agreement, (i) “Good Reason” shall mean that Grantee has complied with the Good Reason Process following the occurrence of any of the following events or actions: (A) any material reduction in Grantee’s base salary, unless a similar reduction is made in the base salary of all similarly situated executives, (B) any material reduction in Grantee’s authority, duties or responsibilities, (C) any material change in the geographic location at which Grantee must perform Grantee’s duties, or (D) any material breach of any written agreement with the Company by the Company; and (ii) “Good Reason Process” shall mean that (A) Grantee reasonably determines in good faith that a Good Reason condition has occurred, (B) Grantee notifies the Company in writing of the Good Reason condition within 60 days of the first occurrence of such condition, (C) Grantee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”) to remedy the condition, (D) notwithstanding such efforts, the Good Reason condition continues to exist, and (E) Grantee terminates employment within sixty (60) days after the end of the Cure Period; provided, however, if the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
3.Issuance of Shares upon Vesting
Except as otherwise set forth in Section 2, as soon as practical (and no later than 30 days) after the Certification Date (or the Vesting Date in the event the Performance Shares are assumed, continued or replaced with a Replacement Award as set forth in Article 12 of the Plan), the Company will deliver to Grantee a number of Shares equal to the number of vested Performance Shares to be issued to an unrestricted account in Grantee’s name or, in the event of Grantee’s death, to Grantee’s heirs as may be required by will or by the laws of descent or distribution or by court order. The value of the Shares will not bear any interest owing to the passage of time. Neither this Section 3 nor any action taken pursuant to or in accordance with this Agreement will be construed to create a trust or a funded or secured obligation of any kind.
4.Dividend Equivalents; Stock; Dividends; Voting
a.In the event that the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, Grantee holds Performance Shares granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to Grantee an amount in cash equal to the cash dividends Grantee would have received if Grantee was the holder of record, as of such record date, of a number of Shares equal to the number of Performance Shares held by Grantee that have not been settled as of such record date, such payment to be made on the date on which such Performance Shares are settled in accordance with Section 3 (the “Dividend Equivalents”). If the Performance Shares (or any portion thereof) are forfeited by Grantee pursuant to the terms of this Agreement, then Grantee shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited Performance Shares. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
b.Grantee will not have voting rights or rights to dividends (except as provided in Section 4(a) above) or any other rights as a shareholder of the Company with respect to any Shares that may become deliverable upon the vesting of any Performance Shares unless and until Grantee has become the holder of record of such Shares. Upon Grantee becoming the holder of record of such Shares, Grantee will obtain full voting rights, rights to dividends and other rights as a shareholder of the Company.
c.In the event of any adjustments in authorized Shares as provided in Article 4 of the Plan, the number of Performance Shares and Shares to which Grantee will be entitled pursuant to this Agreement will be appropriately adjusted to reflect such change; provided, that any such adjusted Performance Shares or Shares will remain subject to the terms of this Agreement.
d.Any Performance Shares or Shares issued to Grantee will be subject to such restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, the New York Stock Exchange (or other stock exchange or market system upon which the Shares may be listed from time to time) and any other applicable federal or state securities laws, and the Committee may cause a legend or legends to be endorsed on any certificate(s) or other documents(s) for such Performance Shares or Shares making appropriate references to such legal restrictions.
5.Nontransferability
Performance Shares and any interest therein cannot be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or by court order. The terms of the Plan and this Agreement will be binding upon the executors, administrators, heirs, successors, and assigns of Grantee.
6.No Right to Continued Employment
Nothing in this Agreement or the Plan will be interpreted or construed to confer upon Grantee any right to continued employment by the Company (or any Subsidiary), nor will this Agreement or the Plan interfere in any way with the right of the Company (or any Subsidiary) to terminate at any time Grantee’s employment.
7.Taxes and Withholding
Grantee will be responsible for all federal, state and local income and employment taxes payable with respect to this Agreement and the delivery of Shares in satisfaction of any vested Performance Shares. Unless Grantee otherwise provides for the satisfaction of the withholding requirements in advance, upon vesting of all or a portion of the Performance Shares, the Company will satisfy its withholding obligations by withholding Shares otherwise issuable to Grantee pursuant to Section 3; provided, that the maximum number of Shares that may be withheld will be the number of Shares that have an aggregate Fair Market Value on the date of withholding equal to the aggregate amount of the tax liabilities determined based on the greatest withholding rate for federal, state and local income tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Performance Shares. The Company will not be obligated to deliver any Shares to Grantee or Grantee’s legal representative unless and until Grantee or Grantee’s legal representative has paid or otherwise satisfied the full amount of all federal, state and local taxes applicable with respect to the compensation income or wages of Grantee resulting from the receipt, vesting or settlement of the Performance Shares or any other taxable event related to the Performance Shares. Grantee acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of the Performance Shares or disposition of the underlying Shares and that Grantee has been advised, and hereby is advised, to consult a tax advisor. Grantee is ultimately liable and responsible for all taxes owed in connection with the Performance Shares, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Performance Shares. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the Performance Shares or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the Performance Shares to reduce or eliminate Grantee’s tax liability. Grantee represents that Grantee is in no manner relying on the Board, the Committee, the Company or any Subsidiary or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.
8.Recovery of Compensation; Clawback Rights
9.Notwithstanding any other provision of this Agreement, in accordance with the Company’s Incentive-Based Compensation Recoupment Policy (the “Policy”), the right to receive or retain any Shares will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with: (a) the Policy and any other clawback, forfeiture or other similar policy adopted by the Company and as in effect from time to time; and (b) applicable law or stock exchange listing requirement. By accepting Performance Shares, Grantee is deemed to have acknowledged and consented to the Policy and the Company’s application, implementation and enforcement of any clawback, forfeiture or other similar policy adopted by the Company, whether adopted prior to or following the date of the Grant Date, and any provision of applicable law or stock exchange listing requirement relating to reduction cancellation, forfeiture or recoupment, and to have agreed that the Company may take such actions as may be necessary to effectuate any such policy, requirement or applicable law, without further consideration or action.
10.Plan Documents; Grantee Bound by the Plan and this Agreement
Grantee acknowledges that a copy of the Plan, the Plan Prospectus and the Company’s latest annual report to shareholders or annual report on Form 10-K are available on the Company’s intranet site or upon request. Grantee acknowledges that Grantee has reviewed the Plan and this Agreement and agrees to be bound by all the terms and provisions of the Plan and this Agreement.
11.Compliance with Section 409A
12.The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. However, to the extent that the Performance Shares (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent. In addition, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, any payment under this Agreement shall be delayed until the earliest date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). Notwithstanding any other provision of the Plan or this Agreement, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Grantee or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for the Performance Shares to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Performance Shares granted under this Agreement, and neither the Company nor any of its Subsidiaries shall under any circumstances have any liability to Grantee or his or her estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A.
13.Restrictive Covenants
a.Grantee acknowledges and agrees that: (i) the restrictions contained in this Section 11 are reasonable and necessary to protect the legitimate business interests of the Company, and they will not impair or infringe upon Grantee’s right to work or earn a living when Grantee’s employment with the Company ends for any reason; and (ii)(A) Grantee will (1) serve the Company as a Key Employee, and/or (2) serve the Company as a Professional, and/or (3) customarily and regularly solicit Customers and/or Prospective Customers for the Company, and/or (4) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company, and/or (5)(a) have a primary duty of managing a department or subdivision of the Company, (b) customarily and regularly direct the work of two or more other employees, and (b) have the authority to hire or fire other employees; and/or (B) Grantee’s position is a position of trust and responsibility with access to (1) Confidential Information, (2) Trade Secrets, (3) information concerning Employees of the Company, (4) information concerning Customers of the Company, and/or (5) information concerning Prospective Customers of the Company. For purposes of this Section 11, references to the “Company” will be deemed to include references to any Subsidiary or affiliate of the Company.
b.Grantee agrees that during Grantee’s employment with the Company and for one (1) year after Grantee’s employment with the Company ends for any reason, Grantee will not, directly or indirectly, individually, or on behalf of any Person other than the Company:
i.solicit, recruit, or induce any Employee to (A) terminate his or her employment relationship with the Company, or (B) work for any other person or entity engaged in the Business; provided, however, that the foregoing restriction will apply only to Employees (1) with whom Grantee had Material Interaction, or (2) Grantee, directly or indirectly, supervised;

ii.solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business; provided, however, that the foregoing restriction will apply only to those Customers (A) with whom or which Grantee dealt on behalf of the Company, (B) whose dealings with the Company were coordinated or supervised by Grantee, (C) about whom Grantee obtained Confidential Information in the ordinary course of business as a result of Grantee’s association with the Company, or (D) who receive products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Grantee within two (2) years prior to the date of Grantee’s termination;
iii.solicit any Prospective Customer of the Company for the purpose of selling or providing any products or services competitive with the Business; provided, however, that the foregoing restriction will apply only to those Prospective Customers (A) with whom or which Grantee dealt on behalf of the Company, (B) whose dealings with the Company were coordinated or supervised by Grantee, or (C) about whom Grantee obtained Confidential Information in the ordinary course of business as a result of Grantee’s association with the Company; or
iv.engage in the Business within the Territory. For purposes of the foregoing restriction, the term “engage in” will include: (A) performing or participating in any activities which are the same as, or substantially similar to, activities which Grantee performed or in which Grantee participated, in whole or in part, for or on behalf of the Company; (B) performing activities or services about which Grantee obtained Confidential Information or Trade Secrets as a result of Grantee’s association with the Company; and/or (C) interfering with or negatively impacting the business relationship between the Company and a Customer, Prospective Customer, or any other third party about whom Grantee obtained Confidential Information or Trade Secrets as a result of Grantee’s association with the Company.
c.Grantee further agrees that Grantee will not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Grantee’s employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (A) any confidential information or trade secrets of any former employer or third party, or (B) any works of authorship developed in whole or in part by Grantee during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Grantee’s employment for any reason, (A) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Grantee’s possession or control, or (B) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent. The obligations under this Section11 will: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in Section 11(e) below. The confidentiality, property, and proprietary rights protections available in this Section 11 are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties. Notwithstanding anything to the contrary set provided in this Section 11, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual will be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
d.Grantee further agrees that, upon termination of employment with the Company for any reason whatsoever or upon the Company’s request at any time, Grantee will deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in Grantee’s possession or control, relating in any way to the Company’s Business or containing any Confidential Information of the Company, which at all times will be the property of the Company.
e.For purposes of this Section 11, the following terms will have the meanings specified below:
i.“Business” means (A) those activities, products, and services that are the same as or similar to the activities conducted and products and services offered and/or provided by the Company within two (2) years prior to termination of Grantee’s employment with the Company; and (B) the business of (1) renting, leasing, and/or selling new or reconditioned consumer electronics, computers (including hardware, software, and accessories), appliances, household goods, residential furniture, home furnishings, mobile or smart phones, and jewelry; (2) providing web-based, virtual or remote lease-to-own programs, buy-now-pay-later programs or financing; and/or (3) issuing consumer credit cards and credit card and other consumer credit accounts, making consumer loans, cash advances and other extensions of credit and engaging in any other programs or activities for the origination or acquisition of loans, receivables or other payment obligations of consumers.
ii.“Confidential Information” means (A) information of the Company, to the extent not considered a Trade Secret under applicable law, that (1) relates to the business of the Company, (2) was disclosed to Grantee or of which Grantee became aware of as a consequence of Grantee’s relationship with the Company, (3) possesses an element of value to the Company, and (4) is not generally known to the Company’s competitors, and (B) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (A) methods of operation, (B) price lists, (C) financial information and projections, (D) personnel data, (E) future business plans, (F) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (G) work product, (H) advertising or marketing plans, (I) applicant decisioning algorithms, formulas and platforms, (J) the amount and design of the exclusivity and incentive (e.g., rebate) programs that are in place with the Company’s retail partners, and (K) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, Prospective Customers, or any third party, including, but not limited to, the names of Customers and Prospective Customers, Customer and Prospective Customer lists compiled by the Company, and Customer and Prospective Customer information compiled by the Company. Confidential Information will not include any information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (B) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (C) otherwise enters the public domain through lawful means.
iii.“Customer” means any person or entity to which the Company has sold its products or services and any person or entity that is a retail partner or merchant partner of the Company.
iv.“Employee” means any person who (A) is employed by the Company at the time Grantee’s employment with the Company ends, or (B) was employed by the Company during the last year of Grantee’s employment with the Company (or during Grantee’s employment if employed less than a year).
v.“Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to Customers, vendors, or other business relationships during the course of Grantee’s employment with the Company, Grantee will gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Customers, vendors, or other business relationships, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company. Such term also means that Grantee will possess selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company. “Material Interaction” means any interaction with an Employee which relates or related, directly or indirectly, to the performance of Grantee’s duties or the Employee’s duties for the Company.
vi.“Person” has the meaning ascribed to such term in the Plan. For the avoidance of doubt, a Person will include any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.
vii.“Professional” means an employee who, has as a primary duty, the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term will not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.
viii.“Prospective Customer” means any person or entity that the Company has solicited in connection with the Business to purchase the Company’s products or services and any person or entity that the Company has solicited as a retail partner or merchant partner of the Company.
ix.“Territory” means, (A) with respect to a Grantee who is a corporate employee, the United States of America (including the following states: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming, as well as the District of Columbia) and Puerto Rico; and/or (B) with respect to a Grantee whose duties relate only to certain store locations, regions, or divisions, the State(s) in which Grantee performed services for or on behalf of the Company during the last two (2) years of Grantee’s employment with the Company (or during Grantee’s employment if employed less than two (2) years). Grantee agrees that the Company conducts the Company’s Business in the Territory.
Because the Company will provide Grantee with access to the Company’s Confidential Information, Trade Secrets, and valuable information concerning employees, Customers, and Prospective Customers of the Company, and because the Company considers promotions and transfers, and contemplates expansion to new geographic areas, the parties acknowledge and agree that the Territory described above (A) represents a good faith estimate of the geographic areas that may be applicable at the time of termination of Grantee’s employment; (B) will be construed ultimately to cover only so much of such estimate as relates to the geographic areas actually involved within a reasonable period of time prior to Grantee’s termination; and (C) is drafted in such a way that a court may modify the definition and grant only the relief reasonably necessary to protect such legitimate business interests.

x.“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
f.If, during Grantee’s employment with the Company or at any time during the restrictive periods described above, Grantee violates the restrictive covenants provided in this Section 11, then the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel any Performance Shares outstanding under this Agreement that have not yet vested. Grantee agrees that this Section 11 will survive the termination of Grantee’s employment.
g.If Grantee breaches or threatens to breach any portion of this Section 11, Grantee agrees that: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (iii) if the Company seeks injunctive relief to enforce any of the covenants provided in this Section 11, Grantee will waive and will not (A) assert any defense that the Company has an adequate remedy at law with respect to the breach, (B) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (C) require the Company to post a bond or any other security. Nothing contained in this Section 11 or this Agreement will limit the Company’s right to any other remedies at law or in equity.
h.The parties agree that each of the covenants provided in this Section 11 will be construed as an agreement independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by Grantee against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Grantee or the Company may have against the other, will not constitute a defense to the enforcement by the Company of any of the covenants provided in this Section 11. The Company will not be barred from enforcing any of the covenants provided in this Section 11 by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with Grantee.
i.The Company’s failure to enforce any provision of this Section 11 will not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Section 11 will not act as a waiver of any other breach. The provisions of this Section 11 are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision will be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision will be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions will remain in full force and effect.
j.Notwithstanding any other provision of this Agreement or any other agreement between the Company and Grantee, nothing in this Agreement (or any such other agreement) shall limit Grantee’s ability, or otherwise interfere with Grantee’s rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including, but not limited to, providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in any activity specifically protected by Section 7 of the National Labor Relations Act, or

any other federal or state statute or regulation. Grantee is not required to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under this Section 11(j).
k.The laws of the State of Utah will govern the restrictive covenants provided in this Section 11. If Utah’s conflict of law rules would apply another state’s laws, the Company and Grantee agree that Utah law will still govern. Grantee further agrees that any and all claims arising out of or relating to this Section 11 will solely and exclusively be (i) brought in the Third District Court for Salt Lake County, Utah, or (ii) brought in or removed to the United States District Court for the District of Utah. Grantee consents to the personal jurisdiction of the courts identified above. Grantee also waives (A) any objection to jurisdiction or venue, or (B) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.
14.Nature of Grant
In accepting this Agreement, Grantee acknowledges, understands and agrees that:
a.the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
b.the grant of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;
c.all decisions with respect to future Performance Shares or other grants, if any, will be at the sole discretion of the Company;
d.Grantee is voluntarily participating in the Plan and accepting the grant of Performance Shares;
e.Performance Shares and Shares, and any related income and value, are not part of normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension, retirement, welfare benefits or similar payments;
f.the future value of Shares underlying Performance Shares is unknown, indeterminable and cannot be predicted with certainty;
g.no claim or entitlement to compensation or damages will arise from any loss of any right or benefit, or prospective right or benefit, including the forfeiture of Performance Shares resulting from the termination of Grantee’s employment or other service relationship (for any reason whatsoever whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any) and any forfeiture of Performance Shares or recoupment of Shares resulting from the application of the Policy or any other forfeiture or recoupment pursuant to Section 8 of this Agreement; and
h.unless otherwise agreed with the Company, Performance Shares and Shares, and any related income and value, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of a Subsidiary.
15.Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company. By Grantee’s execution of this Agreement or acceptance by electronic means and the electronic signature of the Company’s representative, Grantee and the Company agree that these Performance Shares are granted under and governed by the terms and conditions of the Plan and this Agreement.
16.Imposition of Other Requirements
The Company reserves the right to impose other requirements on Performance Shares granted pursuant to this Agreement to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17.Governing Law
The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Utah without giving effect to its conflicts of laws principles. Any action arising under or related to this Agreement will be filed exclusively in the state or federal courts with jurisdiction over Salt Lake County, Utah and each of the parties consents to the jurisdiction and venue of such courts.
18.Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
19.Waiver
Grantee acknowledges that a waiver by the Company of any provision, or breach, of this Agreement on any occasion will not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other Plan participant.
20.Successors in Interest
This Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, reorganization, purchase of stock or assets, or otherwise, all or substantially all of the Company’s assets and business. This Agreement will inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement will be final, binding and conclusive upon Grantee’s heirs, executors, administrators and successors.
21.Integration
This Agreement, together with Exhibit A, encompasses the entire agreement of the parties related to the subject matter of this Agreement and supersedes all previous understandings and agreements between them, whether oral or written. The parties acknowledge and represent, that they have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement.
22.Interpretation
Except as set forth on Exhibit A, the Committee will have the sole and absolute authority to interpret, construe and apply the terms of the Plan and this Agreement and to make any and all determinations under them. Any determination or decision by the Committee will be final, binding and conclusive upon Grantee, Grantee’s legal representative and the Company for all purposes.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and Grantee has signed this Agreement to evidence Grantee’s acceptance of the terms hereof, all as of the Grant Date.

PROG HOLDINGS, INC.	GRANTEE

By:
Name:	[Name]
Title:

EXHIBIT A

PERFORMANCE MEASURE FOR
rTSR PERFORMANCE SHARE AWARD

Subject to the terms and restrictions of the Agreement and the Plan, the Performance Shares shall be eligible for vesting based on the level of achievement of the Performance Measure set forth herein during the Performance Period. The number of vested Performance Shares shall be determined by multiplying the Target Number of Performance Shares by the Vesting Percentage, as defined in this Exhibit A.
The Company’s “Relative TSR Percentile Rank” shall be determined by the Committee and means the percentile rank of the Company’s TSR for the Performance Period and is the “Performance Measure.”
“Benchmark Group” means those companies which are included in the S&P SmallCap 600 Index on the Grant Date.
Constituents of the Benchmark Group (the “Benchmark Companies”) shall be removed:
1.In the event of a merger, acquisition or business combination transaction of a Benchmark Company in which the Benchmark Company is not the surviving entity.
2.In the event of a “going private” transaction involving a Benchmark Company where the Benchmark Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Benchmark Company.
3.In the event a Benchmark Company otherwise ceases to be publicly traded on either the NYSE or NASDAQ stock exchanges, unless such cessation is due to a low stock price or low trading volume.
4.Otherwise as the Committee shall determine is necessary and appropriate to prevent enlargement or dilution of rights.
“TSR” means total shareholder return as applied to the Company and each of the companies in the Benchmark Group, and will be equal to the difference of (A) the quotient of (i) (a) the applicable Ending Stock Price plus (b) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated and during the remainder of the Performance Period (assuming dividend reinvestment on the ex-dividend date), divided by (ii) (a) the applicable Beginning Stock Price plus (b) dividends paid with respect to a record date occurring during the period over which the Beginning Stock Price is calculated (assuming dividend reinvestment on the ex-dividend date); minus (B) 1.00. For purposes of calculating TSR:
1.Any dividend paid in cash shall be valued at its cash amount. Any dividend paid in securities with a readily ascertainable fair market value shall be valued at the market value of the securities as of the dividend record date.
2.If any company included in the Benchmark Group on the Grant Date (and any successor to such company) does not have a common stock price that is quoted on a national securities exchange at the end of the Performance Period due to reasons not enumerated above in the definition of Benchmark Group, then such company will be removed from the Benchmark Group, provided that if any company included in the Benchmark Group on the Grant
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Date (and any successor to such company) (a) files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code, (b) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days, or (c) is the subject of a shareholder approved plan of liquidation or dissolution, the TSR of such company shall be negative 100% for purposes of determining Relative TSR Percentile Rank.
“Beginning Stock Price,” with respect to the Company or any other company in the Benchmark Group, means the average of the closing sales prices for a share of common stock of the applicable company for the 20 trading days immediately preceding and including the first day of the Performance Period, as reported in the Wall Street Journal or such other sources as the Committee deems reliable.
“Ending Stock Price,” with respect to the Company or any other company in the Benchmark Group, means the average of the closing sales prices for a share of common stock of the applicable company for the 20 trading days immediately preceding and including the last day of the Performance Period, as reported in the Wall Street Journal or such other sources as the Committee deems reliable.
“Vesting Percentage” is a function of the Company’s Relative TSR Percentile Rank during the Performance Period and shall be determined as set forth below:

Relative TSR Percentile Rank	Vesting Percentage
≥75th	200%
50th	100%
≥25th	50%
To determine the Relative TSR Percentile Rank during the Performance Period, the Committee will rank the TSR of the companies in the Benchmark Group including the Company from highest to lowest, with the highest being ranked number 1, and apply the following formula, where N is the total number of companies in the Benchmark Group including the Company and R is the ranking of the Company’s TSR within the Benchmark Group:
N - R
N - 1
The result will be rounded to the nearest whole percentile, rounding up for any value of .50 or higher.
In the event that the Relative TSR Percentile Rank is less than the 25th percentile, the Vesting Percentage shall be equal to 0%. In the event that the Relative TSR Percentile Rank during the Performance Period falls between two Relative TSR Percentile Ranks set forth above, the Vesting Percentage shall be determined using straight line linear interpolation between the levels specified above.

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